Exhibit (a)(1)(J)

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Amended and Restated Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 15, 2023, UNLESS THE OFFER IS
EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE and Time”).

October 30, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”), to act as Information Agent in connection with the Offeror’s offer to purchase all of the issued and outstanding common shares, par value $0.01 per share (the “Common Shares”), of Performance Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Stockholders’ Rights Agreement, dated as of December 20, 2021, between the Company and Computershare Inc. as Rights Agent (as it may be amended from time to time, the “Rights Agreement”)), for $3.00 per Share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated October 30, 2023 (the “Offer to Purchase”), the related revised Letter of Transmittal (the “Letter of Transmittal”), and the related revised Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) (which three documents, including any amendments or supplements thereto, collectively constitute the “Offer”).

Consummation of the Offer is subject to certain conditions as described in the Offer to Purchase. See Section 14 of the Offer to Purchase. Subject to the terms and conditions specified in the Offer, which conditions may be waived by the Offeror at or prior to the Expiration Date and Time, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the Securities and Exchange Commission, the Offeror will accept for payment and will pay for all Shares validly tendered into the Offer prior to the Expiration Date and Time and not properly withdrawn as permitted under Section 3 of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in accepting the Offer and for the information of your clients, including a Certification of Taxpayer Identification Number on IRS Form W-9. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares. If applicable, the applicable Form W-8 can be obtained from the IRS’s web site.

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	A Notice of Guaranteed Delivery to be used to accept the Offer if (i) certificates representing the Shares, or (if certificates have been issued in respect of the Rights prior to the Expiration Date and Time) certificates representing the associated Rights, are not immediately available, (ii) the procedures for book-entry transfer described in Section 2 of the Offer to Purchase cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Tender Offer Agent”) prior to the Expiration Date and Time.

5.	IRS Form W-9. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless a holder of Shares provides the Tender Offer Agent with such holder’s correct taxpayer identification number and certifies that such holder is not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal (or, if applicable, the applicable Form W-8, which can be obtained from the IRS’s web site).

6.	A return envelope addressed to the Tender Offer Agent.

Your attention is directed to the following:

1.	The Offer price is $3.00 per Share, without interest, in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

2.	The Offer is being made for all of the issued and outstanding Shares.

3.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 15, 2023, UNLESS THE OFFER IS EXTENDED.

4.	The Offer is not conditioned upon the Offeror obtaining any financing or upon any due diligence review of the Company. The Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of the following conditions, along with the other conditions described in Section 14 of the Offer to Purchase: (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof); (ii) either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates; (iii) the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror; (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of October 10, 2023, (d) the warrants outstanding as of October 10, 2023 (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after October 11, 2023), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of October 10, 2023) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of October 10, 2023, and (2) any options to purchase Shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after October 11, 2023 in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after October 11, 2023, have been issued other than in the ordinary and usual course of business, consistent with past practice); and (g) the Remedial Rights (as defined below) and the Remedial Shares (as defined below) (with none of the Remedial Shares having been issued); (v) either (a) (1) Section 4 of the Certificate of Designation, preferences and rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) shall no longer be in effect, (2) any and all shares of the Series C Preferred Stock held as of October 11, 2023 by any of Mango Shipping Corp. (“Mango”), Mitzela Corp. (“Mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any “affiliate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the United States Securities and Exchange Act of 1934, as amended of any of the foregoing (collectively, the “Insider Holders”), and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled for no consideration and (3) no other shares of Series C Preferred Stock shall be outstanding; or (b) (1) there shall have been issued upon each Share outstanding from time to time an uncertificated right (which such right shall be stapled to the associated Share and shall, immediately and solely following the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, be freely exercisable at any time in exchange for nominal consideration ( and shall not be exercisable prior to the Offeror’s deposit with the Tender Offer Agent of the proceeds required to consummate the Offer, and shall not be subject to involuntary redemption or repurchase)) (each, a “Remedial Right”) to purchase such number of shares of Series C Preferred Stock (and/or such number of shares of a new class of preferred stock of the Company) (the “Remedial Shares”) that would, once issued to the holder of such Share, put the holder of such Share in the same economic, voting, governance and other position as the holder of such Share would have been in had the Series C Preferred Stock issued to the Insider Holders been cancelled for no consideration, (2) no Remedial Shares (or rights to acquire Remedial Shares other than the Remedial Rights) shall have been issued to any Insider Holder or any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder and (3) any Remedial Right beneficially owned from time to time by any Insider Holder, any “associate” (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of an Insider Holder or any direct or indirect transferee of an Insider Holder or of any such “associate” shall be rendered unexercisable pursuant to the definitive documentation for such Remedial Rights; (vi) the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a) shall have been validly cancelled or (b) shall not have been amended, and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by the Offeror, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by the Offeror or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by the Offeror). The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase.

5.	Shareholders of record who hold Shares registered in their own name and tender their Shares directly to the Tender Offer Agent will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 13 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of the Shares by the Offeror pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered into the Offer prior to the Expiration Date and Time and not properly withdrawn, promptly after the Expiration Date and Time. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Offer Agent of (i) certificates representing such Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Tender Offer Agent’s account at The Depository Trust Company, as described in Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

Insofar as the Offeror is aware based on the Company’s current disclosures, the Rights currently are not represented by separate certificates. A tender of the Shares will include a tender of both the Common Shares and the associated Rights, unless certificates representing the Rights have been issued as provided in the Rights Agreement prior to the completion of the Offer, in which circumstance the Rights must be validly tendered alongside the Common Shares in order for a holder of Shares to validly tender into the Offer. In the event that any Remedial Rights are issued, since such Remedial Rights are required to be uncertificated and stapled to the associated Shares, a tender by a shareholder of its Shares will also constitute a tender of the associated Remedial Rights.

If a holder of Shares desires to tender Shares pursuant to the Offer and such holder’s certificates representing Shares, or (if certificates have been issued in respect of the Rights prior to the Expiration Date and Time), certificates representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Tender Offer Agent prior to the Expiration Date and Time, such Shares may nevertheless be validly tendered by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Tender Offer Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding offering materials to your clients. The Offeror will pay any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 13 of the Letter of Transmittal.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 15, 2023, UNLESS THE OFFER IS EXTENDED.

Any questions or requests for assistance with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (212) 750-5833.

Very truly yours,

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OFFEROR OR THE COMPANY, THE Tender Offer Agent OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.